SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WESTERN ASSET HIGH INCOME

OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important No Matter How Many or How Few Shares You Own February 14, 2020 Dear Fellow Stockholder: The Western Asset High Income Opportunity Fund Inc. Board of Directors, working with the Fund’s management team, has a strong track record of delivering substantial returns and distributions to stockholders that consistently outpace key benchmark1 averages. The Board is independent, diverse, and has the right financial expertise and other relevant skills to continue to act in your best interests and build on this positive momentum. We urge you to vote “FOR” the all three of the Fund’s nominees on the enclosed Proxy Card today to protect the value of your investment. The Board is Committed to Delivering Strong Distributions to Stockholders We know stockholders invest in the Fund for its stable distribution payouts and we are committed to meeting and exceeding your expectations. INCREASED distribution payout four times in 2019 5-year annualized distribution DELIVERED rate of 6.76%, above peer group2 average of 6.66%3 Driving Competitive Performance to Generate Enhanced Returns Together with the Fund’s management team and investment advisor, your Board has consistently increased distributions and driven significant returns that outpace its benchmark index1 averages over key timeframes. OUTPERFORMING4 THE BENCHMARK1 24.21% 7.75% 6.67% vs. 14.32% on a 1-year basis vs. 6.36% on a 3-year basis vs. 6.13% on a 5-year basis Protect the Value of Your Investment Let your voice be heard. Protect the value of your investment and vote the enclosed Proxy Card today. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the enclosed Proxy Card “FOR” the Western Asset High Income Opportunity Fund Nominees and “AGAINST” the Non-Binding Self-Tender Offer/Liquidation Proposal from Saba Capital Management, L.P. Sincerely, The Western Asset High Income Opportunity Fund Inc. Board of Directors

Your Vote is Important, No Matter How Many or How Few Shares You Own You can vote by internet, telephone or by signing and dating the enclosed Proxy Card and mailing it in the envelope provided. If you have any questions about how to vote your shares or need additional assistance, please contact: Innisfree M&A Incorporated Stockholders Call Toll Free: (877) 825-8621 Banks and Brokers Call: (212) 750-5833 Notes 1 The benchmark is based on the Bloomberg Barclays U.S. Corporate High Yield — 2% Issuer Cap Index. The Bloomberg Barclays U.S. Corporate High Yield — 2% Issuer Cap Index is an index of the 2% Issuer Cap component of the Bloomberg Barclays U.S. Corporate High Yield Index, which covers the U.S. dollar-denominated, non-investment grade, fixed-rate, taxable corporate bond market. 2 The Fund’s Lipper peer group refers to the peer group of high-yield, levered closed-end funds as selected by Lipper, an independent nationally recognized provider of investment company information. 3 Yield based on net asset value as of December 31, 2019. 4 Based on market price for the period ended December 31, 2019. Forward Looking Statement Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.